UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CABG MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contacts:	Manny Villafaña
Chairman & CEO,
John L. Babitt
President & CFO
CABG Medical, Inc.
PHONE (763) 258 8005
FAX (763) 258 8008
FOR IMMEDIATE RELEASE
CABG MEDICAL REVISES UPWARD RANGE OF LIQUIDATION PROCEEDS TO SHAREHOLDERS
Minneapolis, April 24, 2006—CABG Medical, Inc. (NASDAQ: CABG) today announced that it anticipates aggregate cash payments to shareholders of between $1.47 and $1.51 per share pending approval of the Company’s Plan of Liquidation and Dissolution (the “Plan”). A Special Meeting of the Shareholders at which the Plan will be voted on by shareholders is scheduled for 2:00 P.M. Central Daylight Time (3:00 P.M. Eastern Daylight Time) on Thursday, April 27, 2006.
     “We have taken swift measures to cut our costs and maximize cash available to shareholders,” commented Manny Villafana, the Company’s Chairman and Chief Executive Officer. “These efforts allow us to revise our range of the potential distribution to shareholders upward. We remain focused on the activities of winding down CABG Medical and will work diligently to ensure financial resources are preserved for distribution to shareholders.”
     Upon approval of the Plan, the Company will close its stock transfer books at the opening of business on April 28, 2006, and its shares will no longer trade on the Nasdaq Exchange. All shareholders of record at the time the transfer books are closed will be eligible for liquidating distributions. Assuming the Plan is approved at the Special Meeting, the Company anticipates an initial distribution of $1.47 per share would be made during the month of May. After the Company has completed the statutory shut-down procedures, a second distribution of remaining funds, if any, will be distributed to shareholders.
     The $1.47 to $1.51 per share amount represents the Board of Directors’ estimate of the aggregate amount that could be distributed to the shareholders if: (i) the dissolution is approved by shareholders on April 27, 2006, (ii) there are no significant legal or auditing expenses and (iii) there are no other significant contingent obligations arising prior to the effective date of the dissolution. Patient or other legal claims, contingent obligations, larger than anticipated impairments and discounts on the sale of illiquid assets and larger than expected operational expenses could reduce the amount of cash available for distribution to a significantly greater extent than we currently anticipate.
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